Promissory Note

USD$ $7,362,633.72      March 30, 2018

THIS PROMISSORY NOTE (this "Note") is issued by Maschari LTD, with its registered offices at 30 Kosta Antoniadi st., Office 201, 2nd floor, Strovolos, 2040, Nicosia, Cyprus, Reg. No HE380385 (the "Payor") to Sotirios Leontaritis, holder of the Greek Identity Card No. AI 781694, issued on 08/08/2012 by P.D. Par.Astros (the "Holder").

This Note is being issued in connection with the transactions contemplated by the Sale of Shares Agreement dated the date hereof (the "Purchase Agreement") between the Payor and the Holder, pursuant to which, among others, the Holder is selling one hundred twenty two million seven hundred and ten thousand five hundred and sixty two (122,710,562) shares (the "Shares") of common stock of HCi Viocare, a Nevada corporation, to the Payor.

Section 1.01 Principal.  For value received, the Payor hereby promises to pay on or before the Maturity Date (as defined below) to the order of the Holder or its designees, in lawful money of the United States of America and in immediately available funds, the principal sum of Seven Million Three Hundred Sixty Two Thousand Six Hundred Thirty Three Dollars and Seventy Two Cents (USD $7,362,633.72), or, if less, the aggregate unpaid principal amount outstanding (the "Principal Amount").
 Section 1.02 Interest. No interest shall accrue on this Note.
Section 1.03 Maturity Date.  The Principal Amount shall be due and payable in full on March 29, 2021 (the "Maturity Date").

Section 1.04 Right to Prepay.  Provided that there is no Event of Default (as defined below), the Payor shall have the right, upon no less than five (5) business days' prior notice to the Holder, to prepay all or any portion of the Principal Amount, on or before the Maturity Date, without penalty or premium.

Section 1.05 Additional Payments.  The Payor agrees that until the earlier of (i) the Maturity Date or (ii) when all obligations of Payor to the Holder pursuant to this Note have been satisfied in full, the Payor shall pay the Holder 100% of all sales generated from the sales or other disposition of the Shares.

ARTICLE II

Section 2.01 Representations and Warranties of the Holder.  The Holder hereby acknowledges, represents and warrants to, and agrees with, the Payor that the Holder has full power and authority to enter into this Note, the execution and delivery of this Note has been duly authorized, and this Note constitutes a valid and legally binding obligation of the Holder.

ARTICLE III

Section 3.01 Representations and Warranties of the Payor.  The Payor hereby acknowledges, represents and warrants to, and agrees with, the Holder as follows:

(a) Neither the issuance and sale of the Note nor the performance of the Payor's obligations under this Note will (i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Payor of any court, governmental agency or body, or arbitrator having jurisdiction over the Payor or over the properties or assets of the Payor, (B) the terms of any note or any other evidence of indebtedness, or any agreement, lease, mortgage, deed of trust or other instrument to which the Payor is a party, by which the Payor is bound, or to which any of the properties of the Payor is subject, or (C) the terms of any agreement to which the Payor is a party; or (ii) result in the creation or imposition of any claim, mortgage, security, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever upon the securities or any of the assets of the Payor.
(b) There is no pending or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Payor, or any of its affiliates.

Section 3.02 Covenants of the Payor.  The Payor hereby covenants and agrees with the Holder that, so long as any amount remains unpaid on this Note, the Payor shall:

(a)
Notify the Holder if there is a breach or threatened breach of any of the representations and warranties provided for in this Note and forward to the Holder any correspondence regarding any threatened or actual action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Payor;

(b)	Inform any brokerage house where all or any portion of the Shares are deposited of the provisions of Section 1.05 of this Note; and,
(c)
Promptly after the Payor shall obtain knowledge of the occurrence of any Event of Default (as defined below) or any event which with the notice or lapse of time or both would become an Event of Default, deliver to the Holder a notice specifying that such notice is a "Notice of Default" and describing such Default in reasonable detail, and in such Notice of Default or soon thereafter as practicable, a description of the action the Payor has taken or proposes to take with respect thereto.

ARTICLE IV

Section 4.01 Events of Default. Upon the occurrence of any of the following events (each, an "Event of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) an Event of Default shall be deemed to have occurred:

(a)	Default in the payment of the Principal Amount;

(b) The Payor does not submit to the Holder 100% of the proceeds of any disposition of the Shares within five (5) days thereafter;

(c) The Payor files for relief under any other bankruptcy or insolvency law (the "Bankruptcy Code") or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or insolvency law is commenced against the Payor;
(d)      failure on the part of Payor to observe or perform any other covenant or agreement on the part of Payor contained in this Note (other than those covered by the clauses above) or in any other agreement between the Payor and the Holder;
(e) any representation, warranty or certification made by the Payor to the Holder in this Note or in any other agreement between the Payor and the Holder shall be false or misleading; or
(f) Any money judgment, writ or similar final process shall be entered or filed against Payor or any of his property or other assets, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of twenty (20) days.

Section 4.02 Effect of Default.Upon the occurrence of an Event of Default, the Principal Amount, and any other obligations due to the Holder shall be immediately due and payable. The Payor agrees to provide notice to the Holder of the occurrence of any Event of Default other than as provided for in Section 4.01(a). Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within five (5) days.

Section 4.03 Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.  No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

ARTICLE V

Section 5.01 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 5.02 Unconditional Obligation; Waiver. The obligations hereunder are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever. The Payor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and shall be directly and promptly liable for the payment of all sums owing and to be owing hereunder, regardless of, and without any notice, diligence, act or omission with respect to, the collection of any amount called for hereunder.
Section 5.03 Cost of Collection. If any proceeding is brought or threatened to be brought against the Payor to enforce any provision of this Note, the Payor shall pay the Holder all costs of collection, including attorneys' fees and expenses.

Section 5.04 Notices. All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given if delivered in person against written receipt, by facsimile transmission, overnight courier prepaid, or mailed by prepaid first class registered or certified mail, postage prepaid, return receipt requested to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

(i)	If to the Payor:
Maschari LTD
Contact details – Constantinos Zertalis
30 Kosta Antoniadi st., Office 201, 2nd floor,
Strovolos, 2040, Nicosia, Cyprus
Tel: 0035796555541
Email: caz@zertalis.com

(ii)  If to the Holder:
Sotirios Leontaritis
98 Aaiantos St.,
17563, Paleo Faliro, Athens, Greece,
                                                Tel: 00306981144430
                                                Email: leosot@yahoo.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, (iii) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt, or (iv) if delivered by mail in the manner described above to the address provided in this Section, be deemed given on the earlier of the third business day following mailing or upon receipt. In order for any such notice to be deemed given as provided above, any such notice must also be accompanied by an email to the recipient.

Section 5.05 Governing Law.  This Note shall be deemed to be made under and shall be construed in accordance with the laws of Cyprus without giving effect to the principals of conflict of laws thereof. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the courts sitting in Cyprus, and any appellate court from any thereof, in respect of any action, suit or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, suit or proceeding may be heard and determined in such courts.  Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Note, or in any court referred to above.  Each of the parties further hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action, suit proceeding in any such court and waives any other right to which it may be entitled on account of its place of residence or domicile. THE PAYOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE PAYOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE PAYOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

Section 5.06 Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.
Section 5.07 Construction and Joint Preparation. This Note shall be construed to effectuate the mutual intent of the parties. The parties have cooperated in the drafting and preparation of this Note, and this Note therefore shall not be construed against any party by virtue of its role as the drafter thereof. No drafts of this Note shall be offered by any party, nor shall any draft be admissible in any proceeding, to explain or construe this Note. The headings contained in this Note are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note.
Section 5.08 Entire Agreement; Amendments.  This Note shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Payor and the Holder. This Note represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no other representations, warranties or commitments, except as set forth in this Note.  This Note may be amended or modified only by an instrument in writing executed by the Holder.
Section 5.09 Counterparts.  This Note may be executed in multiple counterparts and by facsimile, each of which shall be an original, but all of which shall be deemed to constitute on instrument.

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the parties have executed this Promissory Note as of the date first written above.

Maschari LTD

/s/Sotirios Leontaritis	By: /s/:Constantinos Zertalis
Sotirios Leontaritis	Director